Exhibit 99.1

INTERNATIONAL PAPER 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper to Acquire Weyerhaeuser’s Pulp Business for $2.2 Billion

Compelling Transaction Will Strengthen IP’s Position in Global Fluff Pulp Market

Acquisition Offers Significant Synergies, Superior R&D Capabilities and Valuable Patent Portfolio

MEMPHIS, Tenn. – May 2, 2016 – International Paper (NYSE: IP) announced that it has entered into a definitive agreement to purchase Weyerhaeuser’s pulp business. Under terms of the agreement, IP will acquire five pulp mills and two converting facilities that produce fluff pulp, softwood pulp, and specialty pulp for a number of consumer applications including diapers, other hygiene products, tissue, and textiles.

Because the transaction is a purchase of assets, International Paper expects to realize a tax benefit with an estimated net present value of approximately $300 million. Including this benefit, the net price is approximately $1.9 billion. International Paper forecasts annual synergies of approximately $175 million by the end of 2018, which will require the need for one-time costs of approximately $85 million.

“Weyerhaeuser’s pulp business has an outstanding customer base served from low-cost, well-run assets that complement our existing system and offers significant synergy opportunities,” said International Paper Chairman and CEO Mark Sutton. “This transaction will position us as the premier global supplier of fluff pulp and will enhance our ability to generate additional free cash flow. We look forward to working with the talented employees of Weyerhaeuser as we integrate our businesses and create an even stronger company.”

Weyerhaeuser’s pulp business has approximately 1900 employees throughout the U.S. (Mississippi, Georgia, North Carolina), Canada and Poland. The combined business will provide the company flexibility to manage a wide portfolio of products to meet customer needs.

The acquisition is expected to close in the 4th quarter of 2016, subject to certain closing conditions, primarily the receipt of regulatory approval.

The Company will hold a webcast today at 9:30 a.m. ET / 8:30 a.m. CT to discuss the announcement. All interested parties are invited to listen to the webcast live and view the slides to be presented via the Company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the presentations page. Parties who wish to participate in the webcast via teleconference may dial (877) 316-2541 within the U.S. only, or +1 (706) 679-8242 for international callers, and ask to be connected to the International Paper conference call. The conference ID number is 1208577. Participants should call in no later than 9:15 a.m. ET / 8:15 a.m. CT. An audio-only replay will be available for 60 days following the webcast. To access the replay, dial (855) 859-2056 or +1 (404) 537-3406, and when prompted for the conference ID, enter 1208577.

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging along with uncoated papers and pulp. Headquartered in Memphis, Tenn., the company employs approximately 55,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2015 were $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect Company management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) purchase price adjustments; (ii) the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (iii) the successful closing of the transaction within the estimated timeframe; (iv) the failure to realize the expected synergies and cost-savings from the transaction or delay in realization thereof; (v) the successful financing of the transaction; (vi) increases in interest rates; (vii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (viii) global economic conditions and political changes, including but not limited to changes in currency exchange rates, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (ix) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (x) other factors that can be found in the Company’s press releases and Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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International Paper Contacts: Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731; Michele Vargas, 901-419-7287.